Exhibit 10.11
TRINITY CAPITAL CORPORATION
2015 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

The Participant specified below has been granted a restricted stock unit award (the "Award") by TRINITY CAPITAL CORPORATION, a New Mexico corporation (the "Company"), under the TRINITY CAPITAL CORPORATION 2015 LONG-TERM INCENTIVE PLAN (the "Plan").  The Award shall be subject to the terms of the Plan and the terms set forth in this Restricted Stock Unit Award Agreement ("Award Agreement").

Section 1. Award.  The Company has granted to the Participant the Award of restricted stock units (each such unit, an "RSU"), where each RSU shall be equivalent to one Share of the Company.  The grant is in all respects limited and conditioned as hereinafter provided, and subject to the terms of this Award Agreement and the Plan now in effect and as they may be amended from time to time.

Section 2. Terms of Restricted Stock Unit Award.  The following words and phrases relating to the Award have the following meanings:

(a) The "Participant" is __________, who is an employee of the Company or one of its subsidiaries.

(b) The "Grant Date" is _____________.

(c) The number of "RSUs" awarded is ____________.

Except for words and phrases otherwise defined in this Award Agreement, any capitalized word or phrase in this Award Agreement has the meaning set forth in the Plan.

Section 3. Performance Period.  The Performance Period for the RSUs awarded herein shall commence October 1, 2017 and end March 31, 2021 ("the Performance Period").

Section 4. Performance Schedule and Vesting of RSUs.

(a)
The RSUs granted under Section 2 of this Award Agreement may be earned based on the achievement of certain Company performance goals.  A portion of the RSUs shall be eligible for vesting on March 31 of each calendar year beginning in 2019 ("Measurement Dates").  The Company must meet or exceed quarterly Core Return on Assets ("Core ROA") for any one (1) quarter by the Measurement Dates set forth in the table below.  Core ROA is the ratio of net income adjusted for the after-tax portion of gains (losses) on sale of investment securities and after-tax portion of nonrecurring items as a percentage of average total assets.  Quarterly Core ROA is measured over three (3) month periods ending on March 31, June 30, September 30, and December 31 during the Performance Period.  In addition, the Participant must continue to be employed by the Company or one of its subsidiaries through the applicable Measurement Date or terminate earlier for one of the permitted reasons described in paragraph (e) below, for the RSUs to be earned and vested.

Measurement Date	Core ROA Target	Aggregate Percentage of Award Earned
March 31, 2019	0.90%	50%
March 31, 2020	1.00%	75%
March 31, 2021	1.10%	100%

For example, if Core ROA for the quarter ended September 30, 2018 is .92% then 50% of the RSUs would be earned and vest as of March 31, 2019 if the Participant continues employment through that date or terminates earlier as described in paragraph (e) below.

For example, if Core ROA for the quarter ended September 30, 2019 is 1.04% then an additional 25% (for a total of 75%) of the RSUs would be earned and vest as of March 31, 2020 if the Participant continues employment through that date or terminates earlier as described in paragraph (e) below.

For example, if Core ROA for the quarter ended June 30, 2019 is 1.12% then the remaining 25% (for an aggregate of 100%) of the RSUs would be earned and vest as of March 31, 2021 if the Participant continues employment through that date or terminates earlier as described in paragraph (e) below.

(b) During the Performance Period, if the Core ROA target is not achieved by the Measurement Date then all RSUs which could have vested are eligible for vesting contingent upon meeting or exceeding the Core ROA target that has been established for subsequent Measurement Dates.

For example, if Core ROA for any one quarter prior to March 31, 2019 does not exceed 0.90%, then no RSUs would be earned as of March 31, 2019.  If Core ROA for the quarter ended September 30, 2019 is 1.02% then 75% of the RSUs would be earned and vest as of March 31, 2020 if the Participant continues employment through that date or terminates earlier as described in paragraph (e) below.

(c) The Compensation Committee of the Board of Directors reserves the right to adjust Core ROA for extraordinary transactions which may impact Core ROA to ensure the pay for performance relationship.  In addition, the Compensation Committee of the Board of Directors reserves the right to adjust the Core ROA Targets for the impact of future changes in the tax law resulting in an increase or decrease in the overall income tax rate(s).

(d) Termination of Service and Forfeiture of RSUs.  Subject to satisfying the performance conditions under paragraph 4(a) of this Award Agreement, the vesting of earned RSUs is contingent upon the Participant's continued employment with the Company from the Grant Date through the applicable Measurement Date set forth above in paragraph 4(a).  Termination of Service prior to the Measurement Dates shall result in forfeiture of the RSUs earned but not delivered to the Participant in accordance with Section 5, except in the event of Participant's death, Disability, retirement at age sixty-two (62), or Termination of Service without cause.

(e) In the event of Participant's death, Disability, retirement at age sixty-two (62), or Termination of Service without cause, the earned RSUs shall become fully vested and settled immediately upon the Participant's Termination of Service.

 (f) Change in Control.  Notwithstanding the other provisions of this Award Agreement and the Plan, all of the RSUs granted under this Award Agreement shall become fully and unconditionally vested and shall be settled in Shares upon the effective date of a Change in Control.

(g) Notwithstanding the other provisions of this Award Agreement, the RSUs will not be earned by the Participant if (i) the Company is not in compliance with SEC and other regulatory filing requirements on the applicable Measurement Date or (ii) if new regulatory enforcement actions are taken against the Company or one of its subsidiaries as the result of actions taken by the executive team of the Company and its subsidiaries on or after January 1, 2017.  The executive team of the Company shall consist of the following six (6) officers:  Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, Chief Lending Officer, Chief Credit Officer and Chief Information Officer.  Notwithstanding the other provisions of this Award Agreement and subject to the satisfaction of the performance conditions set forth in paragraph 4(a) of this Award Agreement, if the Company by the next Measurement Date has regained compliance with its SEC and other regulatory filing requirements or such regulatory enforcement action has been lifted, then the applicable percentage of the RSUs shall be earned by the Participant.

Section 5. Settlement of RSUs.  Earned and vested RSUs shall be rounded up to the nearest whole unit and shall be converted to Shares of the Company.  Delivery of Shares under this Award Agreement and the Plan shall be subject to the following:

(a) Delivery of Shares.  The Company shall deliver to the Participant one Share free and clear of any restrictions in settlement of each of the earned and vested RSUs as soon as administratively possible following the end of the respective Measurement Dates.

(b) Compliance with Applicable Laws.  Notwithstanding any other term of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.

(c) Certificates Not Required.  To the extent that this Award Agreement and the Plan provide for the issuance of Shares, such issuance may be affected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

Section 6. Withholding.  All deliveries of Shares pursuant to the Award shall be subject to withholding of all applicable taxes.  The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs, and Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any Shares in connection with the Award.  As permitted by the Committee from time to time, such withholding obligation may be satisfied at the election of the Participant: (a) through cash payment by the Participant, (b) through the surrender of Shares that the Participant already owns, or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan.

Section 7. Non-Transferability of Award.  The Award or any portion thereof, is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order.  Except as provided in the immediately preceding sentence, the Award shall not be assigned, transferred, pledged, hypothecated, or otherwise disposed of by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment, or similar process.  Any attempt at assignment, transfer, pledge, hypothecation, or other disposition of the Award contrary to the provisions hereof, or the levy of any attachment or similar process upon the Award, shall be null and void and without effect.

Section 8. Dividend Equivalents.  If any dividends are paid with respect to Shares of the Company during the Performance Period, the Company will accrue dividend equivalents on the RSUs granted under this Agreement and credit the Participant's account in the form of additional RSUs.  The amount of the additional RSUs will be calculated based on the accumulated dividend payments made on Company Shares and the Fair Market Value of Company Shares as of the Measurement Dates.  Dividend equivalents accrued in the form of additional RSUs shall be earned and shall vest, and be subject to forfeiture, in accordance with the terms set forth under this Agreement applicable to RSUs granted.

Section 9. No Shareholder Rights.  The Participant shall not have any rights of a Shareholder with respect to the RSUs, including but not limited to, voting rights prior to settlement of the RSUs pursuant to Section 5 above.

Section 10. Heirs and Successors.  This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and any person acquiring all or substantially all of the Company's assets or business.  If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed at the time of the Participant's death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Award Agreement and the Plan.  The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require.  The Participant's designation of beneficiary may be amended or revoked by the Participant in accordance with any procedures established by the Committee.  If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits that would have been provided to the Participant shall be provided to the legal representative of the estate of the Participant.  If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the provision of the Designated Beneficiary's benefits under this Award Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.

Section 11. Administration.  The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan.  Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Award Agreement or the Plan shall be final and binding on all persons.

Section 12. Plan Governs.  Notwithstanding any provision of this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the Company.  This Award Agreement shall be subject to all interpretations, amendments, rules, and regulations promulgated by the Committee from time to time.  Notwithstanding any provision of this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company and this Award Agreement, the corporate records of the Company shall control.

Section 13. Not an Employment Contract.  Neither the Award nor this Award Agreement shall confer on the Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of the Participant's employment or other service at any time.

Section 14. Amendment.  Without limitation of Section 16 and Section 17 below, this Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.

Section 15. Governing Law. This Award Agreement, the Plan, and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of New Mexico, without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 16. Validity.  If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 17. Section 409A Amendment.  The Award is intended to be exempt from Code Section 409A and this Award Agreement shall be administered and interpreted in accordance with such intent.  The Committee reserves the right to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A; and the Participant hereby acknowledges and consents to such rights of the Committee.

Section 18. Clawback.  The Award and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the "Policy") or any applicable law, as may be in effect from time to time.  The Participant hereby acknowledges and consents to the Company's or a Subsidiary's application, implementation, and enforcement of:  (a) the Policy and any similar policy established by the Company or a Subsidiary that may apply to the Participant together with all other similarly situated participants, whether adopted prior to or following the date of this Award Agreement, and (b) any provision of applicable law relating to cancellation, rescission, payback, or recoupment of compensation, and agrees that the Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy, and applicable law, without further consideration or action.

Section 19. Effect on Other Employee Benefit Plans.  The value of the Award granted pursuant to this Award Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Participant's benefits under any employee benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of this Award Agreement, all as of the Grant Date.

TRINITY CAPITAL CORPORATION

By:

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Title:

PARTICIPANT

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